TRAEGER ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS
PROVIDES GUIDANCE FOR 2023
SALT LAKE CITY, Ut., March 16, 2023 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger" or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the fourth quarter and year ended December 31, 2022.
Fourth Quarter Results
•Total revenues decreased 21.0% to $138.1 million
•Gross margin of 34.5% or 34.9% excluding $0.6 million of non-recurring restructuring costs
•Net loss of $28.9 million; net loss of $0.24 per share
•Adjusted net loss of $8.3 million; adjusted net loss of $0.07 per share
•Adjusted EBITDA of $7.1 million
Full Year 2022 Results
•Total revenues decreased 16.5% to $655.9 million, exceeding prior guidance of $635 million to $640 million
•Gross margin of 34.9% or 35.2% excluding $2.2 million of non-recurring restructuring costs
•Net loss of $382.1 million including a non-cash impairment charge of $222.3 million; net loss of $3.19 per share
•Adjusted net loss of $11.1 million; adjusted net loss of $0.09 per share
•Adjusted EBITDA of $41.5 million, exceeding prior guidance of $33 million to $35 million

"We delivered fourth quarter results that were ahead of our expectations, allowing us to exceed our annual guidance for both sales and Adjusted EBITDA," said Jeremy Andrus, CEO of Traeger. "We were pleased to see the consumer respond favorably to our efforts to drive demand during the holiday period. Moreover, we made demonstrable progress on our key near-term priorities in the quarter, including driving a material improvement in channel inventories and realizing the benefits of our cost savings actions."

Mr. Andrus continued, "Our outlook for 2023 balances our cautious view on the macroeconomic environment with our expectation for improved gross margins and continued cost discipline, which we expect will allow us to deliver Adjusted EBITDA growth for the year. We look forward to the second half of the year when we expect to return to topline growth, as channel inventories more fully normalize and we lap aggressive retailer destocking. Overall, despite a challenging year in 2022, we move into 2023 as a more efficient and agile business. As we navigate the near-term environment, we also remain focused on our long-term opportunity to grow the Traeger brand. I am confident that the strategies we have in place will position the Company to drive long-term shareholder value as we disrupt the outdoor cooking category."

Operating Results for the Fourth Quarter
Total revenues decreased by 21.0% to $138.1 million, compared to $174.9 million in the fourth quarter last year.
•Grills revenues decreased 52.0% to $48.3 million, compared to $100.7 million in the fourth quarter last year. The decrease was driven by lower unit volume, partially offset by a higher average selling price resulting from the introduction of higher average selling priced products in 2022.
•Consumables revenues decreased 6.5% to $24.4 million, compared to $26.1 million in the fourth quarter last year. The decrease was driven by lower unit volume of wood pellets partially offset by higher unit volume of sauces and rubs primarily due to an increase in distribution channels.
•Accessories revenues increased 35.9% to $65.4 million, compared to $48.1 million in the fourth quarter last year. This increase was primarily driven by continued growth of the MEATER smart thermometers business.
North America revenues decreased 21.9% in the fourth quarter compared to the prior year. Rest of World revenues decreased 14.5%.
Gross profit decreased to $47.6 million, compared to $64.7 million in the fourth quarter last year. Gross margin was 34.5% in the fourth quarter, compared to 37.0% in the same period last year. Excluding $0.6 million of costs related to the 2022 restructuring plan, gross margin was 34.9%. The decrease in gross margin was driven primarily by increased logistics and warehousing costs and restructuring costs. The decrease was partially offset by higher average selling prices of grills.
Sales and marketing expenses were $28.3 million, compared to $38.5 million in the fourth quarter last year. The decrease was driven primarily by a reduction of $2.6 million in equity-based compensation, lower professional fees and reduced employee costs.
General and administrative (“G&A”) expenses were $24.2 million, compared to $44.4 million in the fourth quarter last year. The decrease in general and administrative expense was driven primarily by lower equity-based compensation expense, lower professional service fees, and reduced employee costs.
Change in fair value of contingent consideration of $6.2 million was primarily driven by the increase in the likelihood of achieving the performance targets in the second amendment to the share purchase agreement for the acquisition of Apption Labs.
Restructuring costs of $1.3 million were recorded in connection with the 2022 restructuring plan as part of the Company's efforts to reduce costs and drive long-term operational efficiencies due to challenging macroeconomic pressures. The restructuring costs were primarily related to postponed nearshoring efforts to manufacture product in Mexico and other non-recurring costs.
Net loss was $28.9 million, or $0.24 per diluted share, as compared to a net loss of $34.4 million, or $0.29 per diluted share,1 in the fourth quarter of last year.
Adjusted net loss was $8.3 million, or $0.07 per diluted share as compared to adjusted net income of $2.9 million, or $0.02 per diluted share in the fourth quarter last year.2
Adjusted EBITDA was $7.1 million compared to $13.1 million in the fourth quarter last year.2
1 There were no potentially dilutive securities outstanding as of December 31, 2022 and December 31, 2021.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Operating Results for the Full Year ended December 31, 2022
Total revenues decreased by 16.5% to $655.9 million, compared to $785.5 million last year.
•Grills revenues decreased 34.7% to $355.4 million, compared to $544.2 million last year. The decrease was driven by lower unit volume, partially offset by a higher average selling price resulting from the introduction of higher priced products, price increases taken in the second half of 2021 and early 2022, and channel mix shift.
•Consumables revenues decreased 3.6% to $131.3 million, compared to $136.2 million last year. The decrease was driven by lower unit volume of wood pellets partially offset by increased volume of sauces and rubs and higher average selling prices of wood pellets and other consumables.
•Accessories revenues increased 60.9% to $169.1 million, compared to $105.1 million last year. This increase was primarily driven by incremental revenue in the first half of 2022 due to sales of MEATER smart thermometers following the July 2021 acquisition of Apption Labs combined with increased volume of MEATER products in the second half of 2022 compared to the second half of 2021.
North America revenues decreased 18.8% compared to the prior year. Rest of World revenues increased 18.5% reflecting growth in MEATER's international business.
Gross profit decreased to $228.8 million, compared to $300.8 million last year. Gross profit margin was 34.9%, compared to 38.3% last year. Excluding $2.2 million of costs related to the 2022 restructuring plan, gross margin was 35.2%. The decrease in gross margin was primarily driven by increased logistics and warehousing costs and restructuring costs. The decrease was partially offset by higher average selling prices of grills and accessories as well as favorability in foreign exchange rates.
Sales and marketing expenses were $130.7 million, compared to $165.2 million last year. The decrease was primarily due to a reduction in equity-based compensation primarily due to the prior period accelerated vesting of $10.2 million in connection with the unvested and outstanding Class B unit awards upon completion of the initial public offering, a decrease in professional services fees, a decrease in advertising costs, and a decrease in commissions.
General and administrative (“G&A”) expenses were $166.8 million, compared to $158.6 million last year. The increase in G&A expenses was driven primarily by higher equity-based compensation due to an accelerated vesting in connection with the current year modifications related to awards held by the CEO and certain directors, combined with higher personnel-related expenses. The increase was partially offset by lower professional service fees primarily due to the suspension of the Traeger Provisions business and one-time costs related to the initial public offering.
Change in fair value of contingent consideration of $10.0 million was primarily driven by the increase in the likelihood of achieving the performance targets in the second amendment to the share purchase agreement for the acquisition of Apption Labs.
Goodwill impairment charge of $222.3 million was recorded as a result of the Company's sustained decrease in discounted projections of estimated operating results and cash flows, the sustained decrease in our publicly quoted share price and market capitalization, as well as decreased valuation multiples of comparable publicly traded companies, resulting in the Company's carrying amount exceeding its fair value. The impairment charge does not affect the Company's cash position, cash flow from operating activities, bank debt covenants, and does not have any impact on future operations.
Restructuring costs of $9.3 million were recorded in connection with the 2022 restructuring plan as part of the Company's efforts to reduce costs and drive long-term operational efficiencies due to challenging macroeconomic pressures. The restructuring costs were primarily related to a reduction in force, suspended operations of Traeger Provisions, and postponed nearshoring efforts to manufacture product in Mexico.

Net loss was $382.1 million, or a loss of $3.19 per diluted share, as compared to net loss of $91.8 million, or $0.82 per diluted share in the same period last year.
Adjusted net loss was $11.1 million, or $0.09 per diluted share, as compared to adjusted net income of $63.9 million, or $0.57 per diluted share in the same period last year.2
Adjusted EBITDA was $41.5 million compared to $106.1 million in the same period last year.2
Balance Sheet
Cash and cash equivalents at December 31, 2022 totaled $39.1 million, compared to $16.7 million at December 31, 2021.
Inventory at December 31, 2022 was $153.5 million, compared to $141.5 million at December 31, 2021. Inventory growth was driven by elevated levels of grill units, increased costs associated with grills and other products, and increased inventory related to MEATER products.

Guidance
The company's outlook reflects macroeconomic uncertainty and the expected negative impact of the continued normalization of grill channel inventory in the first half of 2023, as well as the benefit of expected growth in gross margin and ongoing expense control.
Guidance For Full Year Fiscal 2023
•Total revenue is expected to be between $560 million and $590 million
•Gross margin is expected to be between 36% and 37%
•Adjusted EBITDA is expected to be between $45 million and $55 million
Guidance For First Quarter 2023
•Total revenue is expected to be between $145 million and $155 million
•Adjusted EBITDA is expected to be between $16 million and $20 million
A reconciliation of Adjusted EBITDA guidance to Net Loss and Adjusted EBITDA Margin guidance to Net Loss Margin on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to provision for income taxes, interest expense, depreciation and amortization, other (income) expense, goodwill impairment, restructuring costs, equity-based compensation, non-routine legal expenses, change in fair value of contingent consideration, offering related expenses, non-routine start-up costs, non-routine acquisition costs, non-routine refinancing expenses, and other adjustment items all of which are adjustments to Adjusted EBITDA and Adjusted EBITDA Margin, respectively.
Conference Call Details
A conference call to discuss the Company's fourth quarter and full year 2022 results is scheduled for March 16, 2023, at 4:30 p.m. ET. To participate, please dial (844) 200-6205 or (929) 526-1599 for international callers, conference ID 873475. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (866) 813-9403 or +44 (204) 525-0658 for international callers, conference ID 104084. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com.
About Traeger
Traeger Grills, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. In 2023, Traeger entered the griddle category, further establishing its leadership position in the outdoor cooking space. Traeger grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with flavor that cannot be replicated. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces, and accessories.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our anticipated first quarter and full year fiscal 2023 results. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our history of operating losses; the sustainability of our growth rates; our ability to manage or future growth effectively; our growth depending in part on our continued penetration and expansion into additional markets; our dependence on maintaining and strengthening our brand to generate and maintain ongoing demand for our products; our ability to cost-effectively attract new customers or retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; product liability and warrant claims and product calls; the highly competitive market in which we operate; use of social media and community ambassadors affecting our reputation or subjecting us to fines or other penalties; any decline in sales of our grills, which would negatively affect our future revenue and results; any decline in demand from certain retailers; our ability to anticipate customer preferences; our ability to maximize short-term financial results; the COVID-19 pandemic; our ability to manage our credit arrangements; and the other factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2022. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Nick Bacchus
Traeger, Inc.
investor@traeger.com
Media:
The Brand Amp
Traeger@thebrandamp.com

TRAEGER, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share and per share amounts)

	December 31,
	2022	2021
		(as corrected) (1)
ASSETS
Current Assets
Cash and cash equivalents	$39,055	$16,740
Restricted cash	12,500	—
Accounts receivable, net	42,050	92,927
Inventories	153,471	141,540
Prepaid expenses and other current assets	27,162	15,036
Total current assets	274,238	266,243
Property, plant, and equipment, net	55,510	55,477
Operating lease right-of-use assets	13,854	—
Goodwill	74,725	297,047
Intangible assets, net	512,858	555,151
Other long-term assets	15,530	3,608
Total assets	$946,715	$1,177,526

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$29,841	$42,694
Accrued expenses	52,295	69,773
Line of credit	11,709	41,138
Current portion of notes payable	250	—
Current portion of operating lease liabilities	5,185	—
Current portion of contingent consideration	12,157	12,200
Other current liabilities	1,470	420
Total current liabilities	112,907	166,225
Notes payable, net of current portion	468,108	379,395
Operating lease liabilities, net of current portion	9,001	—
Contingent consideration, net of current portion	10,590	13,100
Deferred tax liability	10,370	11,673
Other non-current liabilities	870	1,111
Total liabilities	611,846	571,504
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 122,624,414 and 117,547,916 as of December 31, 2022 and 2021	12	12
Additional paid-in capital	882,069	794,413
Accumulated deficit	(570,475)	(188,317)
Accumulated other comprehensive income (loss)	23,263	(86)
Total stockholders' equity	334,869	606,022
Total liabilities and stockholders' equity	$946,715	$1,177,526

(1)During 2022 and in previous annual and quarterly periods, certain immaterial errors existed in previously reported amounts of inventory and cost of revenue. Accordingly, the Company has reflected the corrections in the results for prior periods in these consolidated balance sheets and in the Annual Report on Form 10-K for the year ended December 31, 2022.
TRAEGER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year-ended December 31,
	2022	2021	2022	2021
		(as corrected) (1)		(as corrected) (1)
Revenue	$138,133	$174,932	$655,901	$785,545
Cost of revenue	90,524	110,218	427,129	484,780
Gross profit	47,609	64,714	228,772	300,765
Operating expense:
Sales and marketing	28,287	38,541	130,688	165,180
General and administrative	24,187	44,373	166,824	158,555
Amortization of intangible assets	8,888	8,888	35,554	34,379
Change in fair value of contingent consideration	6,227	900	10,002	3,800
Goodwill impairment	—	—	222,322	—
Restructuring costs	1,288	—	9,324	—
Total operating expense	68,877	92,702	574,714	361,914
Loss from operations	(21,268)	(27,988)	(345,942)	(61,149)
Other income (expense):
Interest expense	(7,647)	(5,253)	(27,885)	(26,646)
Loss on extinguishment of debt	—	—	—	(5,185)
Other income (expense)	1,224	1,590	(7,127)	2,702
Total other expense	(6,423)	(3,663)	(35,012)	(29,129)
Loss before provision for income taxes	(27,691)	(31,651)	(380,954)	(90,278)
Provision for income taxes	1,213	2,744	1,186	1,489
Net loss	$(28,904)	$(34,395)	$(382,140)	$(91,767)
Net loss per share, basic and diluted	$(0.24)	$(0.29)	$(3.19)	$(0.82)
Weighted-average common shares outstanding, basic and diluted	122,670,793	117,547,916	119,698,776	112,374,669
Other comprehensive income (loss):
Foreign currency translation adjustments	$(3)	$(97)	$(61)	$(86)
Change in cash flow hedge	(1,199)	—	23,410	—
Total other comprehensive income (loss)	(1,202)	(97)	23,349	(86)
Comprehensive loss	$(30,106)	$(34,492)	$(358,791)	$(91,853)
(1)During 2022 and in previous annual and quarterly periods, certain immaterial errors existed in previously reported amounts of inventory and cost of revenue. Accordingly, the Company has reflected the corrections in the results for prior periods in these consolidated statements of operations and comprehensive loss and in the Annual Report on Form 10-K for the year ended December 31, 2022.

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Year-ended December 31,
	2022	2021	2020
		(as corrected) (1)	(as corrected) (1)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(382,140)	$(91,767)	$31,050
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	13,821	9,150	7,762
Amortization of intangible assets	42,726	38,350	33,206
Amortization of deferred financing costs	1,957	2,523	2,762
Loss on disposal of property, plant, and equipment	1,140	274	186
Loss on extinguishment of debt	—	5,185	—
Equity-based compensation expense	87,697	81,112	12,810
Bad debt expense	(175)	468	—
Unrealized loss (gain) on derivative contracts	2,440	4,821	(6,087)
Change in fair value of contingent consideration	6,722	3,800	—
Goodwill impairment	222,322	—	—
Restructuring costs	2,046	—	—
Other non-cash adjustments	334	—	—
Change in operating assets and liabilities:
Accounts receivable	51,052	(26,365)	(30,170)
Inventories	(11,931)	(67,826)	(28,979)
Prepaid expenses and other current assets	(3,046)	(5,787)	(4,311)
Other non-current assets	78	(681)	—
Accounts payable and accrued expenses	(28,211)	19,182	28,351
Other non-current liabilities	(1,738)	(866)	17
Net cash provided by (used in) operating activities	5,094	(28,427)	46,597
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(18,398)	(22,479)	(14,127)
Capitalization of patent costs	(506)	(563)	(511)
Proceeds from notes receivable	—	—	21
Business combination, net of cash acquired	—	(56,855)	(12,724)
Net cash used in investing activities	(18,904)	(79,897)	(27,341)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	179,000	118,000	57,000
Repayments on line of credit	(145,429)	(67,862)	(67,000)
Proceeds from long-term debt	25,000	510,000	—
Payment of deferred financing costs	—	(8,601)	(810)
Repayments of long-term debt	(125)	(579,921)	(3,407)
Principal payments on finance lease liabilities	(505)	(382)	(310)
Payment of acquisition related contingent consideration	(9,275)	—	—
Taxes paid related to net share settlement of equity awards	(41)	—	—
Proceeds from initial public offering, net of issuance costs	—	142,274	—
Distribution to members	—	—	(250)
Net cash provided by (used in) financing activities	48,625	113,508	(14,777)
Net increase in cash, cash equivalents, and restricted cash	34,815	5,184	4,479
Cash, cash equivalents, and restricted cash at beginning of period	16,740	11,556	7,077
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$51,555	$16,740	$11,556

(1)During 2022 and in previous annual and quarterly periods, certain immaterial errors existed in previously reported amounts of inventory and cost of revenue. Accordingly, the Company has reflected the corrections in the results for prior periods in these consolidated cash flows and in the Annual Report on Form 10-K for the year ended December 31, 2022.

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Year-ended December 31,
	2022	2021	2020
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$25,138	$23,444	$31,327
Cash paid for income taxes	$2,844	$1,654	$76
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under finance leases	$1,116	$645	$393
Property, plant, and equipment included in accounts payable and accrued expenses	$2,134	$8,586	$576
Unpaid amount for acquisition of subsidiaries included in accrued expenses	$—	$—	$2,414

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, Adjusted Net Income (Loss) Margin, and Adjusted Gross Margin are key performance measures that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income (Loss), together with a reconciliation of Net Loss to each such measure, and providing Adjusted Net Income (Loss) per share, together with a reconciliation of Net Loss per share to such measure, and Adjusted EBITDA Margin, Adjusted Net Income (Loss) Margin, and Adjusted Gross Margin together with a reconciliation of Net Loss Margin and Gross Margin to such measures, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, and Adjusted Gross Margin are used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, and Adjusted Gross Margin help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net Loss or Loss from Continuing Operations or Net Loss per share. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, and Adjusted Gross Margin has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.
The following table presents a reconciliation of Gross Margin, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted Gross Margin on a consolidated basis. A reconciliation of Adjusted Gross Margin guidance to Gross Margin on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to the impact of restructuring costs recorded in cost of revenue which is an adjustment to Adjusted Gross Margin.

	Three Months Ended December 31, 2022	Year-ended December 31, 2022
Gross margin	34.5%	34.9%
Add: Impact of restructuring costs recorded in cost of revenue	0.4%	0.3%
Adjusted gross margin	34.9%	35.2%
The following table presents a reconciliation of Net Loss, Operating Loss, Net Loss Margin, Operating Loss Margin, and Net Loss per share, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss) Margin and Adjusted Net Income (Loss) per share, respectively, on a consolidated basis.

	Three Months Ended December 31,		Year-ended December 31,
	2022	2021	2022	2021
	(dollars in thousands, except share and per share amounts)
Net loss	$(28,904)	$(34,395)	$(382,140)	$(91,767)
Adjustments:
Other (income) expense (1)	(1,629)	473	2,466	10,518
Goodwill impairment	—	—	222,322	—
Restructuring costs (2)	1,898	—	11,542	—
Equity-based compensation	7,010	19,401	87,697	81,112
Non-routine legal expenses (3)	(745)	2,275	3,012	6,343
Amortization of acquisition intangibles (4)	8,253	8,253	33,014	33,014
Change in fair value of contingent consideration	6,227	900	10,002	3,800
Offering related expenses (5)	—	83	—	3,725
Non-routine start-up costs (6)	—	3,038	—	8,901
Non-routine acquisition costs (7)	—	—	—	2,624
Non-routine refinancing expenses (8)	—	—	—	3,895
Other adjustment items (9)	(417)	304	938	1,276
Tax impact of adjusting items (10)	46	2,555	46	477
Adjusted net income (loss)	$(8,261)	$2,887	$(11,101)	$63,918

Net loss	$(28,904)	$(34,395)	$(382,140)	$(91,767)
Adjustments:
Provision for income taxes	1,213	2,744	1,186	1,489
Interest expense	7,647	5,253	27,885	26,646
Depreciation and amortization	14,816	12,984	56,617	47,499
Other (income) expense (1)	(1,629)	473	2,466	10,518
Goodwill impairment	—	—	222,322	—
Restructuring costs (2)	1,898	—	11,542	—
Equity-based compensation	7,010	19,401	87,697	81,112
Non-routine legal expenses (3)	(745)	2,275	3,012	6,343
Change in fair value of contingent consideration	6,227	900	10,002	3,800
Offering related expenses (5)	—	83	—	3,725
Non-routine start-up costs (6)	—	3,038	—	8,901
Non-routine acquisition costs (7)	—	—	—	2,624
Non-routine refinancing expenses (8)	—	—	—	3,895
Other adjustment items (9)	(417)	304	938	1,276
Adjusted EBITDA	$7,116	$13,060	$41,527	$106,061

Revenue	$138,133	$174,932	$655,901	$785,545
Net loss margin	(20.9)%	(19.7)%	(58.3)%	(11.7)%
Adjusted net income (loss) margin	(6.0)%	1.7%	(1.7)%	8.1%
Adjusted EBITDA margin	5.2%	7.5%	6.3%	13.5%

Net loss per diluted share	$(0.24)	$(0.29)	$(3.19)	$(0.82)
Adjusted net income (loss) per diluted share	$(0.07)	$0.02	$(0.09)	$0.57
Weighted average common shares outstanding - diluted	122,670,793	117,547,916	119,698,776	112,374,669

(1)Represents gains (losses) on disposal of property, plant, and equipment, impairments of long-term assets, and unrealized gains (losses) from foreign currency transactions and derivatives.
(2)Represents costs in connection with the 2022 restructuring plan, including $0.6 million and $2.2 million of costs recorded in cost of revenue within the condensed consolidated statements of operations and comprehensive loss for the three months and year ended December 31, 2022 respectively.
(3)Represents external legal expenses for litigation, patent and trademark defense.
(4)Represents the amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(5)Represents expenses for legal and consulting costs incurred in connection with our IPO process.
(6)Represents start-up costs for investments in Traeger Provisions.
(7)Represents consulting and legal costs incurred in connection with the 2021 acquisition of Apption Labs
(8)Represents expenses primarily for consulting and legal costs incurred to refinance our credit facilities.
(9)Represents restoration costs at our wood pellet production facility due to flood damage sustained as a result of a tropical storm, non-cash ground lease expense associated with our build-to-suit lease, payroll tax expense related to the vesting of one-time equity awards in connection with our IPO, and implementation costs related to public company SOX compliance.
(10)Represents an adjusted tax rate equal to our annual estimated tax rate on Adjusted Net Income (Loss). This rate is based on our estimated annual GAAP loss tax rate forecast, adjusted to account for items excluded from GAAP loss in calculating the non-GAAP financial measures presented above. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates, our estimated tax rate on Adjusted Net Income (Loss) may differ from our GAAP tax rate and from our actual tax liabilities.